EXHIBIT 99.1
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P R E S S   R E L E A S E
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Polo Ralph Lauren Corporation (ticker: RL, exchange: New York Stock
Exchange (.N)) News Release - 8/15/06

   POLO RALPH LAUREN BOARD AUTHORIZES $250 MILLION STOCK REPURCHASE PROGRAM

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NEW YORK--(BUSINESS WIRE)--Aug. 15, 2006--Polo Ralph Lauren Corporation (NYSE:
RL) announced today that the Company's Board of Directors has authorized a $250 million stock repurchase program.

The program permits the Company to repurchase $250 million of its shares of Class A Common Stock, subject to market conditions. As part of a previously authorized stock repurchase program, the Company is also currently permitted to purchase approximately an additional $32 million of its shares of Class A Common Stock, subject to market conditions.

Shares acquired under the repurchase program will be held in treasury for future use. Polo will finance the share repurchases using its cash and bank credit facilities.

Polo Ralph Lauren Corporation is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 38 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include "Polo by Ralph Lauren", "Ralph Lauren Purple Label", "Ralph Lauren", "Black Label", "Blue Label", "Lauren by Ralph Lauren", "Polo Jeans Co.", "RRL", "RLX", "Rugby", "RL Childrenswear", "Chaps", and "Club Monaco" among others, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.polo.com.

CONTACT: for Polo
Nancy Murray, 212-813-7862

SOURCE: Polo Ralph Lauren Corporation